Exhibit 99.1

Amplify Energy Announces Successful Borrowing Base Reaffirmation

HOUSTON, November 18, 2020 — Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today that it has completed the regularly scheduled semi-annual redetermination of its revolving credit facility (“RCF”) borrowing base and entered into an amendment to its credit agreement. The redetermination reaffirmed the borrowing base at $260 million. The next regularly scheduled borrowing base redetermination is expected to occur in April 2021.

As of October 30, 2020, Amplify had total net debt of $243 million, with $260 million outstanding under the credit facility and $17 million of cash on hand.

Martyn Willsher, Amplify’s Interim Chief Executive Officer and Chief Financial Officer commented, “With today’s redetermination holding the borrowing base flat at $260 million, the Company is well positioned to continue improving its liquidity position and leverage profile going forward. This was an excellent outcome, which demonstrates the sustainable value of our long-lived, low-decline asset base and the success of our disciplined commodity hedging program. We could not have realized this result without the support of our bank group and the exceptional work of our employees, who have worked tirelessly to reduce costs and increase free cash flow during the ongoing COVID-19 pandemic and resulting depressed commodity price environment.”

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, offshore California, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Martyn Willsher – Interim CEO & CFO

(832) 219-9047

martyn.willsher@amplifyenergy.com

Jason McGlynn – VP, Business Development

(832) 219-9055

jason.mcglynn@amplifyenergy.com